Exhibit 99

NEWS

Contacts:	Tom Marder	Betsy Dahm
	(301) 380-2553	(301) 380-3372
	thomas.marder@marriott.com	betsy.dahm@marriott.com

Marriott CFO Says International Markets Strong but North American Demand Below Expectations

LAS VEGAS, March 28, 2011 – Marriott International, Inc. (NYSE: MAR) Executive Vice President and Chief Financial Officer Carl Berquist will tell a conference today that the company expects its worldwide systemwide revenue per available room (RevPAR) in the 2011 first quarter to increase approximately 7 percent, at the low end of the company’s 7 to 9 percent first quarter guidance.

Speaking at the J.P. Morgan Gaming, Lodging, Restaurant & Leisure Management Access Forum here, Mr. Berquist will say demand in international markets has been robust and international systemwide RevPAR is expected to increase 11 percent in constant dollars in the 2011 first quarter. For full-year 2010, approximately 65 percent of the company’s incentive fees were derived from international properties.

Although overall North American RevPAR growth remains strong year-over-year, North American RevPAR growth has been modestly lower than expected, especially in large group hotels in markets such as New York, Atlanta, Orlando and Washington, D.C. The company expects North American systemwide RevPAR growth of 5 to 6 percent for the first quarter of 2011.

Mr. Berquist will reiterate the company’s diluted earnings per share guidance for the first quarter of $0.24 to $0.28 per share. The company will release its first quarter 2011 results at approximately 5:00 p.m. eastern time on April 20, and discuss the quarter and outlook for 2011 in more detail on its earnings conference call on April 21 at 10:00 a.m. eastern time.

Note: The RevPAR projections and EPS guidance discussed in this press release are “forward-looking statements” within the meaning of federal securities laws and are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the uncertain environment in the lodging industry and the economy generally; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; and other risk factors identified in our most recent annual report on Form 10-K; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with more than 3,500 lodging properties in 70 countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, EDITION, Autograph Collection, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn & Suites, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, The Ritz-Carlton Destination Club, and Grand Residences by Marriott brands; licenses and manages whole-ownership residential brands, including The Ritz-Carlton Residences, JW Marriott Residences and Marriott Residences; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Maryland, USA, and had approximately 129,000 employees at 2010 year-end. It is ranked by FORTUNE as the lodging industry’s most admired company and one of the best companies to work for. In fiscal year 2010, Marriott International reported sales from continuing operations of nearly $12 billion. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

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